Exhibit 10.1

CONTRACT FOR PURCHASE

THIS PURCHASE AGREEMENT dated as of 31 October 2012, is between Jo Grant Mining Company, Inc. (“Seller”), and Colorado Goldfields Inc., (“Purchaser,” or “Company”).

NOW, THEREFORE, in consideration of the mutual agreements herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Sale.  Seller hereby grants, assigns, sells, transfers, sets over and delivers unto Purchaser all of Seller’s rights and interest in the properties described in Exhibit A, upon the following terms and conditions.

2. Purchase.  Buyer hereby agrees, in exchange for the properties described in Exhibit A of this Contract for Purchase, to the following:

3.

3.1.	Issue to Jo Grant Mining Company, Inc. Twelve Million (12,000,000) four-year restricted shares of CGFIA Class A Common Stock on or before January 6, 2013.

3.2.
The Purchaser shall pay off the existing note in favor of Citizens State Bank of Cortez, dated March, 6, 2008, assigned to Seller on October 17, 2012, having a present balance of approximately $60,352.88, as of October 31, 2012 on or before January 6, 2013.

3.3.	To pay to Jo Grant Mining Company, Inc a sum of $50,000, no later than January 6, 2013.

3.4.
Provide Jo Grant Mining Company for a period of 99 years a 5% Net Smelter Royalty (“NSR”), with a minimum of $10 per ton for the first 54,350 tons of ore produced from the Silver Wing Mining Claims listed in Exhibit A.  The payment of the NSR shall be made not more than 45 days after the close of the month during which the payment is received from the smelter or buyer on which such NSR is calculated.

4. Transfer of Title.  Jo Grant hereby agrees that it shall transfer fee simple title and all associated rights listed in Exhibit A free and clear of all liens, property taxes, encumbrances, and restrictions, upon fulfillment of all conditions of this Contract for Purchase.

5. Restrictions on Stock.  The undersigned Seller hereby agrees that for a period commencing on the issuance date of the Class A Common Stock that the Class A Common Stock issued pursuant to paragraph 3.1 of this Agreement and expiring four years from the purchase agreement date, he, she or it will not, directly or indirectly, issue, offer, agree or offer to sell, sell, grant an option for the purchase or sale of, transfer, pledge, assign, hypothecate, distribute or otherwise encumber or dispose of any securities of the Company issued pursuant to this Agreement, including common stock or options, rights, warrants or other securities underlying, convertible into, exchangeable or exercisable for or evidencing any right to purchase or subscribe for any common stock (whether or not beneficially owned by the undersigned), or any beneficial interest therein (collectively, the “Securities”).

5.1.
In order to enable this Paragraph 5 to be enforced, the undersigned Seller hereby consents and Buyer/Issuer agrees that for a period not to exceed four years from the issuance date of the Class A Common Stock to the placing of legends and/or stop-transfer orders with the transfer agent of the Company’s securities with respect to any of the Securities registered in the name of the undersigned Seller or beneficially owned by the undersigned Seller that are issued pursuant to this Agreement.

5.2.	The undersigned Buyer and Seller understands and acknowledges that this Paragraph 5 is revocable by the undersigned Seller under the following circumstances.

5.2.1.
Any change in the ownership or control of common stock of the Company which results in more than 30% of the issued and outstanding common stock of the Company being owned or controlled by a person or entity, or a group of persons or entities, who did not own or control more than 30% of the issued and outstanding common stock of the Company as of the date of this Agreement; provided, however, that it shall not be deemed a "Change of Control" under this subsection (a) if the change in ownership of more than 30% of the issued and outstanding common stock of the Company is pursuant to a public or private offering of common stock by the Company for capital raising purposes, and such offering was approved by the Board of Directors of the Company;

5.2.2.
A merger or consolidation of the Company with another entity such that more than 30% of the issued and outstanding voting stock of the surviving entity is owned or controlled by a person or entity, or a group of persons or entities, who did not own or control more than 30% of the issued and outstanding common stock of the Company as of the date of this Agreement.

6. Default.  If Purchaser has any default remaining uncured for a period of 60 days, or has not closed on or before January 6, 2013, issued the stock described in Paragraph 3.1, then this Purchase Agreement is cancelled.

7. Binding Effect.  This Agreement may not be assigned by either party hereto.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors or permitted assigns.

8. Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, in such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provision hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9. Entire Agreement; Modifications.  This instrument contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby.  Neither this Agreement nor any provisions hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party to be charged, and then only to the extent set forth in such instrument.

10. Headings.  Descriptive headings contained herein are for convenience of reference only and shall not affect the meaning or interpretation hereof.

11. Counterparts.  This Agreement may be executed simultaneously or in two or more counterparts, each of which together shall constitute one and the same instrument.

12. Applicable Law/Attorney’s Fees.  The rights and obligations of the parties to this Agreement shall be governed by the laws of the State of Colorado applicable to contracts made or to be performed entirely within such state.  The prevailing party in any such proceeding shall be entitled to recover its reasonable attorneys’ fees and costs incurred in the proceeding (including those incurred in any bankruptcy proceeding or appeal) from the non-prevailing party.

13. Further Assurances.  Each party hereto agrees to execute any and all documents, and to perform such other acts, whether before or after the date hereof, that may be reasonably necessary or expedient to further the purposes of this Agreement or to further assure the benefits intended to be conferred hereby.

14. Survival.  All representations, warranties, obligations and under-takings of the parties set forth herein shall survive the execution and delivery of this Agreement and Sale and other transactions contemplated hereby.

/s/ C. Stephen Guyer
PURCHASER:	Colorado Goldfields Inc.
C. Stephen Guyer, Chief Financial Officer
Date signed: October 31, 2012

/s/ Stephen C. Fearn
Jo Grant Mining Company, Inc.
SELLER:	Stephen C. Fearn, President
Date signed: October 31, 2012

Exhibit A

Claim	USMS Survey No.

Manitou Lode Mining Claim	125

Cynic Lode Mining Claim	126

Whale Lode Mining Claim	127

Rocky Mountain Chief Lode Claim	131

Denver Belle Lode Claim	132

Edward Lode Claim	210

Rob Roy Lode Claim	499

La Plata Lode Claim	19003

Byron Mill Site Claim	419-B

Silver Wing Lode Claim – mineral rights only	70

A-1